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                                                                  EXHIBIT 10.86







                             CHANGE ORDER NUMBER 3
                        CONSTRUCTION SERVICES AGREEMENT

THIS CHANGE ORDER NO. 3 to the Construction Services Agreement ("CSA") dated June 30, 1995, is entered into by and between MWR Telecom, Inc., a wholly owned subsidiary of McLeod, Inc. ("McLeod") and MFS Network Technologies, Inc. ("MFSNT"). The parties agree as follows:

       1. PENDING INVOICES. McLeod shall promptly remit payment of all current and past due invoices listed in the attached Exhibit "A" for work completed or material delivered under the CSA, and the retainage for completed sites. Any expenses, claims or amounts attributable to mobilization costs, increased construction costs, and all amounts related to the work performed by MFS or its agents for the benefit of McLeod pursuant to the CSA, are considered to have been paid in full upon MFS' receipt of McLeod's payment of the invoices identified on Exhibit "A" to this Change Order No. 3 and payment of the Price Adjustment described in paragraph 2 of this Change Order. MFS and McLeod have no knowledge of any other expenses, claims or amounts incurred for or due or owing by the other party with respect to the fiscal year 1996 and 1997 builds; however, if within thirty
               (30) days of the effective date of this change order, either party determines that a legitimate expense, claim or amount has not been invoiced, that party may invoice such amount within such thirty (30) day period. The invoiced party will pay such invoice(s) within thirty (30) days of receipt of such invoice(s) for invoiced amounts that represent legitimate expenses, claims or amounts relating to the fiscal year 1996 or 1997 builds. It is the intent of the parties to finalize and resolve all expenses, claims and amounts attributable to the fiscal year 1996 and 1997 builds or the Phase I Commitment, and after the aforedescribed thirty (30) day period MFS and McLeod shall not make any further claim, demand or invoice any amounts attributable to the fiscal year 1996 and 1997 builds or the Phase I Commitments.

       2. PRICE ADJUSTMENT. McLeod shall pay MFSNT One Million Dollars ($1,000,000) in cash ("Price Adjustment" or "Adjustment") as compensation for the following:

               - Acceleration/mobilization charges previously authorized, invoices and subsequently disputed by McLeod (invoice numbers E01280009 and E01280048).

               - Interest due on late payments as identified in invoices R01280105 and R01280141.

               -      Any other claims for the sharing of construction
                      costs for ICN Part II FY 1996 routes, excluding the incremental fiber, splicing and route adjustments previously approved and invoiced. FY 1996 routes built by
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                      MFSNT are: Denison HS, Lakeland AEA, Emmetsburg HS,
                      Western Hills AEA, Treynor, Boyer Valley and Harris Park. FY 1996 routes built by McLeod are: Sheldon Armory, Sheldon HS, Algona Armory, LeMars Armory, Shenandoah Armory, Clinton, Mapleton Armory, Estherville HS, Storm Lake Armory and Fairfield Armory.

               - Any other claims for the sharing of construction costs for ICN Part III FY 1997 routes, excluding the incremental fiber, splicing and route adjustments previously approved and invoiced. FY 1997 routes built by MFSNT are: Laurens Marathon HS, Orange City Floyd, HS, Orange City Unity Christian HS, Okoboji HS, Charter Oak Ute HS, Akron Westfield HS, Fremont HS and George Little Rock HS.

       3. PAYMENT TERMS. Payment of the Price Adjustment shall be made as follows:

               (a) Five Hundred Thousand Dollars ($500,000) upon execution of this Change Order Number 3 by both parties; and

               (b) Five Hundred Thousand Dollars ($500,000) on or before December 31, 1996.

       4. PHASE I COMMITMENT. Upon MFSNT's receipt of payment described in items 1, 2 and 3 above, MFSNT and McLeod agree that McLeod's obligations for the Phase I Commitment (Article 4.8) under the CSA has been satisfied in full.

       5. SHARED ROUTES. McLeod and MFSNT will work together to provide each other access to routes constructed in the FY 1998 and 1999. McLeod and MFSNT agree to share construction costs for all Shared Routes. A "Shared Route" means any fiber optic route which includes both McLeod and MFSNT fibers. The "Constructing Party" means the party under obligation to construct the fiber optic route under its contract with the State of Iowa. The "Requesting Party" means the party who may designate a route as a Shared Route. The Constructing Party shall provide the Requesting Party with the engineered routes for the FY 1998-1999 build. Within two (2) weeks of receipt of the plan documents, which shall include preliminary route engineering and completion schedules, the Requesting Party will confirm which routes, or portions thereof, are to be designated as "Shared Routes." The Requesting Party shall pay to the Constructing Party an amount calculated by multiplying the cumulative feet of all Shared Routes constructed by the Constructing Party for FY 1998-1999 builds by the cost per foot as follows:
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                       Shared Route                          Cost
                       (in feet)                             (per foot)

                       -------------------                   -------------

                       1 - 792,000                           $1.25
                       792,001 - 1,848,000                   $1.00
                       1,848,001 and over                    $0.90

               The Requesting Party shall also pay to the Constructing Party one hundred percent (100%) of the incremental costs of the Requesting Party's fibers. The cost-plus alternative will not apply to the Shared Routes. However, all incremental construction costs/fees for extension or variation of the FY 1998-1999 build (e.g. fiber, splicing and route adjustments) ("Additional Expenses") will be paid for by the Requesting Party. Upon the Requesting Party's request, and at its expense, the Constructing Party shall provide an independent auditor's certification for any Additional Expenses.

       6. TERM. The Construction Services Agreement shall terminate upon completion of the FY 1998-1999 Shared Routes by both MFSNT and McLeod and the completion of all obligations respecting Shared Routes.

       7. OTHER AGREEMENTS. McLeod and MFSNT desire to reaffirm their commitment to other agreements executed by the parties:

               (a) The Maintenance Agreement dated June 30, 1995 remains in full force and effect; and

               (b) The parties agree that upon MFSNT's receipt of payment described in items 1, 2 and 3 above, condition 2(b) of the Option Agreement dated July 28, 1995 has been satisfied in full, and that as of the date hereof, neither party is in breach of the CSA, and that the Option Agreement remains in full force and effect.

       8. RATIFICATION. All provisions of the CSA remain in full force and effect except as specifically modified by this Change Order Number 3.
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     Agreed to this 31st day of October, 1996.


MFS Network Technologies, Inc.             MWR Telecom, Inc.



By:  /s/ KEVIN P. MOERSCH                  BY: /s/ STEPHEN C. GRAY
     --------------------                      ---------------------------
     Kevin P. Moersch                          Stephen C. Gray, President
     President                                 and Chief Operating Officer